Exhibit 99.1

Zuora Welcomes Two New Members to its Board of Directors

Redwood City, Calif. – July 22, 2020 – Zuora, Inc. (NYSE: ZUO), the leading subscription management platform provider, today announced the appointment of two new independent board directors. Sarah Bond, Corporate VP of Gaming Ecosystem at Microsoft and former SVP of Strategy & Emerging Business at T-Mobile; and Omar Abbosh, Corporate VP of Cross Industry Solutions at Microsoft, and former Chief Executive Officer, Communications, Media & Technology, at Accenture, bring an immense amount of industry experience to Zuora’s Board of Directors.

“We are proud to welcome two new members of our Board of Directors,” said Tien Tzuo, the CEO and Founder of Zuora. “Sarah’s leadership in the subscription evolution of T-Mobile and her current role in creating and scaling one of the world’s leading games subscription and membership platforms, Xbox Game Pass, will be immeasurable assets for Zuora's business development. And Omar’s 30 years at Accenture, helping companies across the globe launch new digital initiatives, will help guide Zuora’s next phase of growth and global partnerships.”

Sarah Bond has led a career disrupting the traditional software, gaming and telecommunications industries, enabling their evolution to subscription businesses and delivering step-change growth. Ms. Bond currently serves as Corporate Vice President, Gaming Ecosystem since June 2020 and previously served as Corporate Vice President, Gaming Partnerships & Business Development at Microsoft. From September 2015 to April 2017, she served as Senior Vice President, Strategy & Emerging Business at T-Mobile and held various other senior roles at T-Mobile since March 2011. From September 2006 to March 2011, she held various leadership roles with McKinsey & Company, focused on consumer digital businesses. Ms. Bond holds a B.A. from Yale University and an M.B.A. from Harvard University.

Ms. Bond said, “I am excited to join Zuora’s Board of Directors. I have long admired Zuora’s unwavering vision of the Subscription Economy, one of the most significant business model shifts of last century, which I have been inspired to be a part of over the course of my career at Microsoft, T-Mobile and McKinsey.”

Omar Abbosh joined Microsoft in June 2020 following 30 years at Accenture, driving strategic initiatives and digital transformation of leading companies around the world. Mr. Abbosh most recently served as Chief Executive Officer, Communications, Media & Technology, at Accenture, a professional services firm, from July 2018 to November 2019. From March 2015 to July 2018, he served as Accenture’s Chief Strategy Officer leading the company’s investments including acquisitions, industry groups and innovation programs. From March 2004 until March 2015 he held various leadership roles including Accenture’s Managing Director, Resources UK & Ireland and Senior Managing Director, Resources, Growth & Strategy. He joined Accenture in 1989 becoming a partner in 1998. Mr. Abbosh is the coauthor of “Pivot to the Future” and holds a B.A. and an M.A. in Electronic and Software Engineering from the University of Cambridge and an M.B.A. from INSEAD in Fontainebleau, France.

Mr. Abbosh said, “During my 30 years at Accenture, I watched the world's largest companies embrace the shift from selling products to digital services. I am thrilled to join the Zuora Board of Directors as the company continues to help companies win in the Subscription Economy.”

Exhibit 99.1
Mr. Abbosh and Ms. Bond join the other members of Zuora’s Board of Directors, namely Ken Goldman, former CFO at Yahoo; Magdalena Yesil, Founder of Broadway Angels; Tim Haley, Partner at Redpoint Ventures; Peter Fenton, Partner at Benchmark Capital; Jason Pressman, Managing Director at Shasta Ventures; and Tien Tzuo, Founder and CEO of Zuora.

About Zuora, Inc.
Zuora provides the leading cloud-based subscription management platform that functions as a system of record for subscription businesses across all industries. Powering the Subscription Economy®, the Zuora platform was architected specifically for dynamic, recurring subscription business models and acts as an intelligent subscription management hub that automates and orchestrates the entire subscription order-to-revenue process seamlessly across billing and revenue recognition. Zuora serves more than 1,000 companies around the world, including Box, Rogers, Schneider Electric, Xplornet and Zendesk. Headquartered in Silicon Valley, Zuora also operates offices around the world in the U.S., EMEA and APAC. To learn more about the Zuora platform, please visit www.zuora.com.

© 2020 Zuora, Inc. All Rights Reserved. Zuora, Subscribed, Subscription Economy, Powering the Subscription Economy, and Subscription Economy Index are trademarks or registered trademarks of Zuora, Inc. Third-party trademarks mentioned above are owned by their respective companies. Nothing in this press release should be construed to the contrary, or as an approval, endorsement or sponsorship by any third parties of Zuora, Inc. or any aspect of this press release.

SOURCE: Zuora Financial

Jayne Gonzalez
press@zuora.com
408-348-1087